Sonic Environmental Solutions Inc.
(the "Purchaser")
1774 West 2nd Avenue
Vancouver, British Columbia V6J 1H6

_______________________

Reference Date: August 1, 2003

To:	Proline Industries Inc. the sole shareholder of Contech PCB Containment Technology Inc. (herein the "Vendor")
And:	Matt Wilson ("Matt") Diane Wilson ("Diane") (together the "Guarantors")

Dear Sirs and Madame:

Agreement to purchase 100 outstanding Class A Voting shares of Contech PCB Containment Technology Inc. (the "Company") from the Vendor by Sonic Environmental Solutions Inc. (the "Purchaser")

This letter will confirm our agreement (herein the "Agreement") for the acquisition by the Purchaser from the Vendor of the 100 issued and outstanding Class A Voting shares (the "Purchased Shares") of the Company and from Matt and Diane, the outstanding loan account due to Matt and Diane each as to one half. The Guarantors have agreed to personally guarantee the representations and covenants of the Vendor herein. The Vendor, Matt, Diane, the Purchaser and the Company are herein each a "Party" or the "Parties" together.

The Company is a body corporate subsisting under and registered pursuant to the laws of British Columbia and its only business is the application of a non-proprietary process to reduce the volume of PCB contaminated ballasts and the recycling and safe disposal of related waste products (the "Company's Business").

The following are schedules which are attached to and form a part of this Agreement:

(a) Schedule A - Financial Statements of the Company of April 30th, 2003 and 2002;

(b) Schedule B - List of Company's assets and liabilities as of July 31, 2003 (to be updated to and including the Closing Date (as defined)) comprising generally:

(i) Accounts receivable list;

(ii) Prepaid expenses;

(iii) Permits and Insurance;

(iv) Capital Assets and

(v) Liabilities List;

(c) Schedule C - Form of Escrow Agreement;

In connection with the foregoing, therefore, all parties hereby acknowledge and agree that:

ARTICLE 1
PURCHASE AND SALE OF THE ALL OF THE PURCHASED SHARE

Purchase and Sale

1.1 On the Closing Date (as defined in Article 5) and subject to the terms and conditions hereof, the following shall occur:

(a) the Vendor shall sell and transfer 100% of all right, title and interest in and to the Purchased Shares to the Purchaser and the Purchaser agrees to purchase all of the Purchased Shares from the Vendor; and

(b) Matt and Diane shall sell and assign to the Purchaser his interest in the director's loan account ("Loan") of $105,738 which is due him from the Company and the Purchaser shall purchase the Loan and the Purchased Shares all for the consideration to be paid by the Purchaser described in Section 1.2.

Purchase Consideration

1.2 The total purchase price (the "Purchase Consideration") for all of the Purchased Sharesand the Loan shall be $195,000 comprising:

(a) 100,000 common shares of the Purchaser having an agreed value of $1.25 per share (the "Sonic Shares");

(b) the $70,000 to be paid by the Purchaser for the Loan to Matt and Diane shall be paid to each of them as to one-half as to $25,000 on the Closing Date and $3,000 on the first day of each calendar month thereafter for 15 months until the balance of $45,000 has been paid.

Escrow of Sonic Shares

1.3 The Vendor agrees that the Sonic Shares shall subject to the terms of a voluntary escrow agreement, in the form attached as Schedule C, and will be released to the Vendor over a 24 month period from the Closing Date, as to 25,000 Sonic Shares every six months commencing on the date that is six months from the Closing Date.

Guarantee

1.4 The Guarantors, for valuable consideration hereby acknowledged, do hereby unconditionally guarantee, jointly and severally, the representations, warranties and covenants of the Vendor herein and as well agree to the non-competition undertakings provided for in Section 5.5 hereof.

ARTICLE 2
WARRANTIES, REPRESENTATIONS AND COVENANTS
BY THE COMPANY, THE GUARANTORS AND THE VENDOR

Warranties, Representations and Covenants by the Company, Guarantors and the Vendor

2.1 In order to induce the Purchaser to enter into this Agreement and consummate the purchase and sale of the Purchased Sharesand the Loan, each of the Company, the Guarantors and the Vendor jointly and severally hereby warrant to, represent to and covenant with the Purchaser that now (except where otherwise provided) and as at the Closing Date, that:

(a) the Company is duly incorporated under the laws of British Columbia, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(b) the Company has the requisite power, authority and capacity to own and use all of its business assets and to carry on the Company's Business as presently conducted by it;

(c) at the Closing Date, the Company will own and possess and have good and marketable title its assets described in Schedule B free and clear of all actual or threatened liens, charges, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever;

(d) the Company holds all licenses and permits described on Schedule B which are all such licenses and permits required for the conduct in the ordinary course of the operations of the Company's Business, including licenses and permits required to transport and process PCB contaminated material, and for any other business operation traditionally carried on by the Company and neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will give any person the right to terminate or cancel any permit, license, right or other valuable interest held by the Company;

(e) the authorized capital of the Company consists of TWO HUNDRED AND FORTY THOUSAND (240,000) SHARES divided into TEN THOUSAND (10,000) Class "A" Voting shares without par value, TEN THOUSAND (10,000) Class "B" Voting shares with a par value of $0.01 each, TEN THOUSAND (10,000) Class "C" Non-Voting shares with a par value of $0.01 each, TEN THOUSAND (10,000) Class "D" Non-Voting shares with a par value of $0.01 each, ONE HUNDRED THOUSAND (100,000) Class "E" Non-Voting Preference shares with a par value of $0.01 each, and ONE HUNDRED THOUSAND (100,000) Class "F" Non-Voting Preference shares with a par value of $0.01 each, with the special rights and privileges and restrictions as set out in the Articles of the Company of which 100 Class A Voting shares will be issued and outstanding as fully paid and non-assessable (100 fully diluted) as of the Closing Date;

(f) the Vendor has good and marketable title to and is the sole legal and beneficial owner of the Purchased Shares free and clear of liens, bank security interests or other encumbrances of any kind or nature;

(g) the Purchased Shares are validly issued and outstanding and fully paid and non-assessable in the capital of the Company, and the Purchased Shares owned by the Vendor free and clear of all actual or threatened liens, charges, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever;

(h) other than securities laws of general application (respecting which the transactions contemplated hereby are understood by the parties to be exempt from same), there are no restrictions of any nature whatsoever affecting the right of the Vendor to transfer the Purchased Shares to the Purchaser;

(i) the Vendor has the power and capacity to own and dispose of the Purchased Shares and is not bankrupt or under any legal restriction The Purchased Shares do not constitute substantially all of the undertaking of the Vendor of if it does, the Vendor has obtained the approval of its shareholders to complete the transaction contemplated hereby;

(j) this Agreement constitutes a legal, valid and binding obligation of each of the Guarantors, Vendor, and the Company and is enforceable against each of the Company, Guarantors and the Vendor in accordance with its respective terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(k) the Company has not and has not committed itself to provide any person, firm or corporation with any agreement, option or right, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, option or right:

(i) to require it to issue any further or other shares in its share capital, or any other security convertible or exchangeable into shares in its share capital, or to convert or exchange any securities into or for shares in its share capital;

(ii) for the issue and allotment of any of the authorized but unissued shares in its share capital;

(iii) to require it to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its share capital; or

(iv) to purchase or otherwise acquire any shares in its share capital;

(l) no other person, firm or corporation has any agreement, option or right capable of becoming an agreement for the purchase of the Purchased Share;

(m) save and except as may be set forth on the Schedules hereto, there are no material liabilities, contingent or otherwise, existing on the date hereof in respect of which the Company may be liable on or after the completion of the transactions contemplated by this Agreement other than liabilities incurred in the ordinary course of the Company's Business, none of which are individually or in aggregate materially adverse to the business, operations, affairs or financial conditions of the Company;

(n) no dividend, bonus or other distribution to the Vendor by the Company will be declared, paid or authorized up to and including the Closing Date, and the Company has not and has not committed itself to confer upon, or pay to or to the benefit of, any entity, any unusual or extraordinary benefit having monetary value, nor any bonus or any salary;

(o) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of each of the Company and the Vendor, after making due inquiry, threatened against or affecting the Company at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

(p) the Company is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

(q) the Company has not experienced, nor are either of the Company or the Vendor aware of, any actual or pending occurrence or event including any actual or pending changes in any law or policy in connection with an environmental business which has had, or might reasonably be expected to have, a materially adverse affect on the Company's Business;

(r) the Company is not, nor until or at the Closing Date will it be, in breach of any provision or condition of, nor has it done or omitted anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which it is a party, by which it is bound or from which it derives benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which it is subject, or any statute or regulation applicable to it, to an extent that, in the aggregate, has a material adverse affect on it;

(s) the Company has not committed to making and until the Closing Date will not make or commit itself to:

(i) guarantee, or agree to guarantee, any indebtedness or other obligation of any person or corporation; or

(ii) waive or surrender any right of material value;

(t) until the Closing Date the Company will:

(i) maintain its assets including all permits and licenses in a manner consistent with good business practices and in compliance with applicable law; and

(ii) not enter into any material transaction or assume or incur any material liability outside the normal course of its business;

(u) the Vendor acknowledges that the Sonic Shares will be issued under certain exemptions from the registration and prospectus filing requirements otherwise applicable under the Securities Act (British Columbia) and as a consequence the Vendor will not receive a prospectus or registration statement in regards to the Sonic Shares;

(v) the Vendor acknowledges and agrees that the Sonic Shares have not been and will not be qualified or registered under the securities laws of the Province of British Columbia and other Provinces of Canada nor under any federal or state laws of the United States and, as such, the Vendor will be subject to restrictions in selling or transferring such Shares under applicable law and by terms of this Agreement; and

(w) the making of this Agreement, the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions or provisions of the incorporation documents of the Company or the Vendor;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which either the Company, the Guarantors or the Vendor is subject, or constitute or result in a default under any agreement, contract or commitment to which any of the Company, the Guarantors or the Vendor is a party;

(iii) give to any party the right of termination, cancellation or acceleration in or with respect to any permit, license, agreement, contract or commitment to which the Company is a party;

(iv) give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to the Company which is necessary or desirable in connection with the conduct and operations of the Company's Business and the ownership or leasing of its business assets; or

(v) constitute a default by the Company, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of the Company which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument;

(x) the Company has filed any necessary tax returns for previous years and has not received any notice of objection or reassessment; and

(y) the Company and Matt and Diane represent that the Company is duly indebted to Matt and Diane in the amount of $105,738 and Matt and Diane represent they have not pledged or encumbered the Loan in any way.

ARTICLE 3
WARRANTIES, REPRESENTATIONS AND COVENANTS BY THE PURCHASER

Warranties, Representations and Covenants by the Purchaser

3.1 In order to induce each of the Company and the Vendor to enter into this Agreement, the Purchaser hereby represents to and covenants with each of the Company and the Vendor that now and as of the Closing Date:

(a) the Purchaser is a corporation duly continued into the jurisdiction of British Columbia, is validly existing and is in good standing with respect to all statutory filings required by the Company Act (British Columbia);

(b) the Purchaser has the requisite power, authority and capacity to own and use all of its business assets and to carry on its business as presently conducted by it;

(c) the Purchaser's publicly filed corporate and business information constitutes full, true and plain disclosure of its business affairs and prospects

(d) the authorized capital of the Purchaser consists of 100,000,000 common shares without par value, of which 10,844,378 are issued on the date of this Agreement;

(e) all of the issued and outstanding shares of the Purchaser are listed and posted for trading on the TSX Venture Exchange ("TSXV"), and the Purchaser is not in material default of any of the terms and conditions of its listing agreement with the TSXV or of any of the rules and policies of the TSXV;

(f) the Purchaser will allot and issue the Sonic Shares to the Vendor on the Closing Date as fully paid and non-assessable in the capital of the Purchaser subject to the general resale restrictions under the Securities Act (British Columbia) and the provisions of the Escrow Agreement.

ARTICLE 4
CONDITIONS PRECEDENT TO CLOSING

Purchaser's Conditions Precedent prior to the Closing Date

4.1 The obligations of the Purchaser under this Agreement to Close are further subject to the following conditions for the exclusive benefit of the Purchaser to be fulfilled in all material aspects in the reasonable opinion of the Purchaser or in the Purchaser's discretion to be waived by the Purchaser prior to or at the Closing:

(a) the Company, the Guarantors and the Vendor shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by any of them on or before the Closing Date;

(b) the Purchaser shall have obtained TSX Venture Exchange acceptance of the transactions contemplated hereby;

(c) there shall have occurred no material loss or destruction of or damage to the Company, any of its assets, any of the Company's Business or the Purchased Shares in the reasonable opinion of the Purchaser;

(d) no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i) the purchase or transfer of any of the Purchased Shares contemplated by this Agreement or the right of the Vendor to dispose of any of the Purchased Share;

(ii) the transfer of the Loan; or

(iii) the right of the Company to conduct its operations and carry on, in the normal course, its business and operations as it has carried on in the past;

(e) the Company and the Vendor will cause the Company until Closing, during normal business hours, and limited to the verification only of the Vendor's and the Company's representations herein:

(i) make available for inspection by the counsel, auditors and representatives of the Purchaser, at such location as is appropriate, the Company's books, records, contracts, documents, correspondence and other written materials, and afford such persons every reasonable opportunity to make copies thereof and take extracts therefrom at the sole cost of the Purchaser, provided such persons do not unduly interfere in the operations of the Company;

(ii) authorize and permit such persons at the risk and the sole cost of the Purchaser, and only if such persons do not unduly interfere in the operations of the Company, to attend at all of its places of business, inspect its assets and financial records; and

(iii) require the Company's management personnel to respond to all reasonable inquiries concerning the Company's Business, its assets or the conduct of its business relating to its liabilities and obligations;

(f) the delivery by the Company and Vendor to the Purchaser of an opinion of the counsel for the Company, in a form satisfactory to the Purchaser's counsel (respecting subparagraphs (i) to (v) below), dated as at the date of Closing together with the certificate of one officer of the Company (regarding the facts set out in subparagraphs (vi) and (vii)), to the effect that:

(i) the Company is a corporation duly incorporated under the laws of its jurisdiction of incorporation, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(ii) the Company has the requisite corporate power, authority and capacity to own and use all of its assets and to carry on its business as presently conducted by it;

(iii) the Vendor has taken all necessary proceedings to sell and transfer all the Purchased Shares under this Agreement;

(iv) the number of authorized and issued shares in the share capital of the Company are as warranted by the Company and the Vendor, and the Purchased Shares has been duly authorized, validly issued and outstanding as fully paid and non-assessable;

(v) all necessary steps and corporate proceedings have been taken by the Company and the Vendor to permit the Purchased Shares to be duly and validly transferred to and registered in the name of the Purchaser as at the Closing Date;

(vi) that the Company's representations and the Schedules in this Agreement (as updated) are true and correct on the Closing Date and that based on actual knowledge and belief, the officers know of no claims, judgments, actions, suits, litigation, proceedings or investigations, actual, pending or threatened, against either the Company or the Vendor which might materially affect either the Company, its assets or the Company's Business or which could result in any material liability to either of the Company, its assets or the Company's Business; and

(vii) as to all other legal matters of a like nature pertaining to the Vendor, the Company, its assets, the Company's Business and to the transactions contemplated hereby as the Purchaser or the Purchaser's counsel may require on reasonable notice.

Company's and Vendor's Conditions Precedent

4.2 The obligations of the Vendor under this Agreement to Close are further subject to the following conditions for the exclusive benefit of the Vendor to be fulfilled in all material aspects in the reasonable opinion of the Vendor or in the Vendor's discretion, to be waived by the Vendor prior to or at the Closing:

(a) the Purchaser shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by the Purchaser on or before the Closing Date;

(b) there has occurred no material loss or destruction of or damage to the Purchaser's business or material assets;

(c) no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i) the issuance of the Sonic Shares; or

(ii) the right of the Purchaser to conduct its operations and carry on, in the normal course, its business and operations as it has carried on in the past;

(d) an officer of the Purchaser has provided a certificate substantially similar to that referred to in 4.1(f)(vi) above.

Parties' Mutual Condition Precedent

4.3 The Closing shall also be conditional upon and subject to the condition, which may not be waived by the parties, that the TSXV will have approved in principle the transaction contemplated by this Agreement and the issuance by the Purchaser to the Vendor of the Sonic Shares by the Closing Date, which acceptance or approvals the Purchaser hereby agrees to diligently seek after execution hereof and which if not obtained within 120 days of the date of execution shall hereby permit the Vendor hereto to terminate this agreement on 7 days written notice (unless final TSXV acceptance is obtained with such 7 day period).

Responsibility for Costs

4.4 The Purchaser shall be responsible to bear the reasonable costs related to the transactions contemplated hereby whether or not the transactions consummate from and after August 1, 2003.

ARTICLE 5
CLOSING AND POST-CLOSING MATTERS

Closing and Closing Date

5.1 The closing (the "Closing") of the within purchase and delivery of the Purchased Shares and the Loan, shall occur on the day which is 3 calendar days following the satisfaction of all of the conditions precedent which are set out in Article 4 hereinabove (the "Closing Date"), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Parties hereto. The Closing will occur at the offices of counsel for the Purchaser, Lang Michener, Barristers & Solicitors, at 2:00 p.m. (Vancouver time) on the Closing Date. The parties will target September 15, 2003 as the Closing Date.

Latest Closing Date

5.2 If the Closing Date has not occurred within 120 days of the date hereof the obligation to close may be terminated on 7 days notice by any party unless all the Parties hereto agree in writing to grant an extension of the Closing Date.

Documents to be delivered by the Company, Matt, Diane and the Vendor prior to the Closing Date

5.3 Not less than one business day prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, the Company and the Vendor shall also execute and deliver or cause to be delivered all such other documents, resolutions and instruments as may be necessary, in the opinion of counsel for the Purchaser, acting reasonably, to transfer all of the Purchased Shares to the Purchaser free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to:

(a) the share certificate representing the Purchased Shares registered in the name of the Vendor, duly endorsed for transfer to the Purchaser with irrevocable stock powers instructing and authorizing the Purchaser's counsel or its assigns to transfer the Purchased Shares to the Purchaser;

(b) an assignment of the Loan in a form provided by the Purchaser prior to the Closing Date;

(c) copies of or possession of as the Purchaser may reasonably require of all corporate records, material agreements, asset lists, intangible property and rights for the Company's Business and books of account of the Company and including, without limiting the generality of the foregoing, a copy of all minute books, share register books, share certificate books and annual reports and business records of the Company;

(d) a certificate of one officer of the Company, dated as of the Closing Date pursuant to 4.1(f)(vii) attached to and confirming the accuracy of an updated Schedule B;

(e) the Escrow Agreement duly executed by the Vendor; and

(f) an opinion of counsel to the Company, dated as at the Closing Date, and addressed to the Purchaser and its counsel, in form referred to in Section 4.1(f).

Documents to be delivered by the Purchaser prior to the Closing Date

5.4 Not less than one business day prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, the Purchaser shall also execute and deliver or cause to be delivered all such documents, resolutions and instruments as are necessary, in the opinion of counsel for the Company and the Vendor, acting reasonably, to effectively issue to the Vendor the Purchased Consideration free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to:

(a) a certified copy of the resolutions of the directors of the Purchaser providing for the allotment and issuance by the Purchaser to the Vendor the Sonic Shares, all of which shall be subject to the Escrow Agreement;

(b) the acceptance in writing of the TSXV to the completion of the transactions contemplated herein;

(c) a certificate of an officer of the Purchaser, dated as of the Closing Date, acceptable in form to the counsel for the Company and the Vendor, acting reasonably, certifying that the warranties, representations, covenants and agreements of the Purchaser contained in the Agreement are true and correct and will be true and correct as of the Closing Date as if made by the Purchaser on the Closing Date and confirming the accuracy and currency of the Purchaser's publicly filed information; and

(d) an opinion of counsel to the Purchaser, dated as at the Closing Date, and addressed to the Company, the Vendor and their respective counsel, in form and substance satisfactory to the Company's and the Vendor's respective counsel, corresponding generally to the matters requested of Vendor's counsel set forth in Section 4.1(f);

Post Closing Non-Competition Covenants of Vendor and Guarantors

5.5 The Vendor and the Guarantors hereby agree that from the Closing Date and for a two-year period thereafter neither the Vendor nor either of the Guarantors will own all or any portion of, operate or be employed by or a consultant to any business which is involved in PCB remediation in the province of British Columbia except with the consent of the Purchaser which shall be in its sole discretion.

Environmental Liabilities

5.6 The Company carries adequate insurance in connection with any potential environmental liabilities connected with its past operations and the Company shall indemnify and save harmless the Purchaser from any and all claims relating to liability for environmental spills, hazards, toxic residues and like matters relating to the Company's operations up to the Closing Date. The Vendor, the Guarantors and the Company represent and warrant that except as disclosed herein or the Schedules hereto that:

(a) they are aware of no basis for any allegation of liability of the Company under any environmental statute or in common law; and

(b) neither the Company nor the Guarantors have received any written notice of claim, demand, suit or the like in connection with any environmental matter respecting the Company or its past operations.

Tax Elections

5.7 Each of the Vendor and the Purchaser will jointly elect under Section 85 of the Income Tax Act Canada to treat the exchange of shares contemplated hereby as a tax deferred transaction at the Vendor's cost and the parties shall each timely file the required form T2057 to this end.

ARTICLE 6
DUE DILIGENCE AND NON-DISCLOSURE

Due Diligence

6.1 Each of the Parties shall have the right until Closing to conduct any further compliance due diligence examination of the other Party as it deems appropriate. Such due diligence shall be completed prior to Closing and shall be conducted only with a view to confirming the accuracy of the representations made by the other party hereunder.

Confidentiality

6.2 Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Party, at all times subject to the confidentiality provisions hereinbelow, as each Party deems necessary. In that regard the Parties agree that each shall have full and complete access to the other Party's books, records, financial statements and other documents, articles of incorporation, by-laws, minutes of Board of Directors' meetings and its committees, investment agreements, material contracts and as well such other documents and materials as the Vendor, the Company or the Purchaser, or their respective counsel, may deem reasonable and necessary to conduct an adequate due diligence investigation of each Party, its respective operations and financial condition prior to the Closing Date with a view to verifying the accuracy of representations made hereunder.

Non-disclosure

6.3 Subject to the provisions hereinbelow, the Parties, for themselves, their officers, directors, shareholders, consultants, employees and agents agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Party's express written consent, either: (i) the fact or existence of this Agreement or discussions and/or negotiations between them involving, inter alia, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a court or on a "need to know" basis to each of the Parties respective professional advisors.

Public Announcements

6.4 Notwithstanding the provisions of this Article, the Parties agree to make such public announcements of this Agreement promptly after its execution in accordance with the requirements of applicable securities legislation and regulations.

ARTICLE 7
ASSIGNMENT

Assignment

7.1 Save and except as provided herein, no Party may sell, assign, pledge or mortgage or otherwise encumber all or any part of its interest herein without the prior written consent of all the other Parties; provided that any Party may at anytime at its sole discretion and without the prior approval of the other Party assign and transfer any benefit or right herein to any wholly owned subsidiary, subject at all times to the requirement that any such subsidiary remain wholly owned by the Party hereto failing which any such interest must be immediately transferred back to such Party hereto; and provided further that any transfer of all or any part of a Party's interest herein to its wholly owned subsidiary shall be accompanied by the written agreement of any such subsidiary to assume the obligations of such Party hereunder and to be bound by the express terms and conditions hereof.

ARTICLE 8
FORCE MAJEURE

Events

8.1 If any Party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of acts of God, or any other reason or reasons beyond the control of that Party (causes due to insufficient finances excluded), then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

Notice

8.2 A Party shall, within seven calendar days, give notice to the other Party of each event of force majeure under Section 8.1 hereinabove, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

ARTICLE 9
ARBITRATION

Matters for Arbitration

9.1 The Parties agree that all questions or matters in dispute with respect to this Agreement shall, in so far as lawfully possible, be submitted to arbitration pursuant to the terms hereof.

Notice

9.2 It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than two calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such two calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 9.3 hereinbelow.

Appointments

9.3 The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within two calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within two calendar days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act (British Columbia) (the "Arbitration Act"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with the Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

Award

9.4 The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them and such award may include the costs of the arbitrator and of the parties in respect of the Arbitration.

ARTICLE 10
TERMINATION

Default

10.1 The Parties hereto agree that if any Party hereto is in material default with respect to any of its representations or covenants in this Agreement (herein called the "Defaulting Party"), the non-defaulting Party (herein called the "Non-Defaulting Party") shall give notice to the Defaulting Party designating such default and confirming whether, in the Non-Defaulting Party's view, the default is capable of remedy. Within 14 calendar days after its receipt of such notice, the Defaulting Party shall either:

(a) cure such default, if the Non-Defaulting Party has permitted, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b) give the Non-Defaulting Party notice that it either denies that such default has occurred or rejects that the default is incurable and that therefore that it is submitting the question to arbitration as herein provided.

Arbitration

10.2 If arbitration is sought, a Party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration under the provisions of Article 9 hereinabove.

Curing the Default

10.3 If:

(a) the default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default; or

(b) arbitration is not so sought; or

(c) the Defaulting Party is found in arbitration proceedings to be in default the nature of which is curable, and fails to cure it within five calendar days after the rendering of the arbitration award, the Non-Defaulting Party may, by written notice given to the Defaulting Party at any time while the default continues, terminate the interest of the Defaulting Party in and to this Agreement.

Termination

10.4 In addition to the foregoing it is hereby acknowledged and agreed by the Parties hereto that the obligation to close under this Agreement will be terminated without liability to the terminating Party in the event that:

(a) if another Party has not either satisfied or waived each of their respective conditions precedent prior to Closing in accordance with the provisions of Article 4;

(b) if another Party has failed to deliver or caused to be delivered any of their respective documents required to be delivered by Articles 4 and 5 prior to Closing in accordance with the provisions of Articles 4 and 5 and the other party does not waive receipt of such document;

(c) the condition specified in Section 4.3 have not been satisfied by the dates indicated through no fault of the terminating Party;

(d) the Closing has not occurred on or before the 120 day Closing Deadline unless it is due to a default of a party or a breach of a party's representation or covenant hereunder; or

(e) by agreement, in writing, of each of the Company, the Vendor and the Purchaser;

and in such event this Agreement will be terminated and be of no further force and effect other than the obligations under Article 6 and Section 4.4.

ARTICLE 11
NOTICE

Notice

11.1 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by courier to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified below. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by facsimile transmission after 4:00 p.m. in the place of receipt, the next day.

If to the Purchaser:

1774 West 2nd Avenue
Vancouver, B.C.
V6J 1H6

If to the Vendor or Guarantors:

c/o Goluboff & Mazzei
201 - 585 16th Street
West Vancouver, B.C.
V7V 3P3

Change of Address

11.2 Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

ARTICLE 12
GENERAL PROVISIONS

Entire Agreement

12.1 This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

Enurement

12.2 This Agreement will enure to the benefit of and will be binding upon the Parties, their respective heirs, executors, administrators and assigns.

Applicable Law

12.3 The situs of this Agreement is British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia.

Further Assurances

12.4 The Parties hereto hereby covenant and agree to forthwith, upon request and without payment of further consideration, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be reasonably required by another Party hereto or its counsel in order to carry out the terms of this Agreement taken as a whole.

Severability and Construction

12.5 Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which other terms shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

Captions

12.6 The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

Currency

12.7 Unless otherwise stipulated, all references to money amounts hereunder shall be in lawful money of Canada.

Counterparts

12.8 This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the effective execution date as set forth on the front page of this Agreement.

No Partnership or Agency

12.9 The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

Consents and Waivers

12.10 No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall:

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

Please acknowledge your acceptance of the general terms of this Agreement by kindly executing the same in the space provided hereinbelow.

Yours very truly,

Sonic Environmental Solutions Inc.
Per:	/s/ Adam Sumel Authorized Signatory

The within offer and terms of Agreement are hereby accepted by the following authorized representative of the Company, by the Guarantors and the Vendor effective on this ______ day of August, 2003:

The Company

Contech PCB Containment Technologies Inc.
Per:	/s/ Matt Wilson Authorized Signatory

The Vendor

Proline Industries Inc.
/s/ Matt Wilson Matt Wilson, Director
/s/ Diane Wilson Diane Wilson, Director

Guarantors

/s/ Matt Wilson Matt Wilson, Personally
/s/ Diane Wilson Diane Wilson, Personally

SCHEDULE B

CONTECH PCB CONTAINMENT TECHNOLOGY INC.
List of Company's Assets and Liabilities
July 31, 2003

List of Assets	Value
Accounts receivable	$ 52,023
Income taxes receivable	5,726
Prepaid expenses	7,920
65,669
Equipment	24,511
$ 90,180

List of Liabilities	Value
Bank indebtedness	$ 8,600
Accounts payable	37,248
45,848
Due to director	105,738
$ 151,586

(i) Accounts Receivable
Actes Environmental	$ 312.98
Aerosmith Environmental	33,024.48
AM-PM	2,175.10
Contech Ontario	48.15
Demco Disposal Service Ltd	428.00
Environmental Fiel Services of BC Inc	6,692.85
Fleck Contracting	140.00
Impact Demolition Ltd.	2,023.26
Osram Sylvania	256.80
Pacific Environmental Consultants	856.00
Paragon Business Systems	1,120.29
Quantam Environmental	1,963.81
Richmond Steel Recycling Ltd.	374.50
Vancouver School Board	2,533.23
73.22
Total	$52,022.67

(ii) Prepaid expenses
Insurance	$7,920

(iii) Permits and Insurance

(a) Licence to Transport Special Waste (LT0889) including asbestos, contaminated soil, lab packs, PCB, petroleum products and solvents (renewal application in progress)

(b) 1995 Minister of Environment "no objection" to volume reduction method of waste PCB ballast

(c) Zurich Insurance - Environmental Services Package.

- General

- $5,000,000 each incident, $5,000,000 aggregate limit, $25,000 deductible

- $5,000,000 each incident, $5,000,000 aggregate limit, $25,000 deductible

- Contractor's Pollution (covering separation; PCB ballasts transport)

- $1,000,000 per occurrence

(iv) Capital Assets
Computers	$1,682.89
Lift truck	1,385.72
Office equipment	9,420.25
Trailer	10,067.81
Truck	1,954.21
Total	$24,510.88

(v) Liabilities
Bank indebtedness	$8,599.69
Accounts payable
Contech Ontario	27,867.77
Walsh & King	5,897.70
Linda Alex	168.00
GST	728.79
Receiver General	2,585.70
Shareholder loan	105,737.72
Total	$151,585.37